EXHIBIT 23.1

                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS
                          (NASDAQ-100 TRUST, SERIES 1)

      We consent to the reference to our firm under the caption "Independent Accountants" and to the use of our report dated December 9, 2002, relating to the statement of assets and liabilities, including the schedule of investments, of the Nasdaq-100 Trust, Series 1, as of September 30, 2002, the related statements of operations and changes in net assets for each of the three years in the period ended September 30 2002, and the financial highlights for each of the periods from March 5, 1999 (commencement of operations) to September 30, 2002 in Post-Effective Amendment No. 9 to the Registration Statement (Form S-6 No. 333-61001) and related Prospectus of the Nasdaq-100 Trust, Series 1, dated August 14, 2003.

                              /s/ ERNST & YOUNG LLP

New York, New York
August 14, 2003